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                                 PROMISSORY NOTE

$18,108,000                   SAN DIEGO, CALIFORNIA            December 31, 1998


         KIELDUFF INVESTMENTS LIMITED having an address for notices at Block A, Unit 3 Broomfield Business Park, Mallahide, County Dublin, Ireland ("Maker"), promises to pay to SVI HOLDINGS, INC., having an address for notices at 7979 Ivanhoe Avenue, Suite 500, La Jolla, California 92037 (the "Holder"), the principal sum of Eighteen Million One Hundred and Eight Thousand US Dollars ($18,108,000) together with interest thereon computed from May 1, 1999 at a rate of 2% above the base rate for the time being for dollar deposits of HSBC Plc. All amounts due under this Promissory Note shall be payable as more fully set forth below:

         1. PAYMENTS. All amounts of principal and interest due under this Note shall be paid to the Holder on or before October 1, 1999.

         2. MANNER OF PAYMENTS. All payments by Maker under this Note shall be
(a) made in lawful money of the United States of America, and (b) deemed paid by Maker upon their actual receipt by the Holder.

         3. SECURED BY PLEDGE AGREEMENT. This Note is secured by a Pledge Agreement dated the same date as this Note between Maker and the Holder (the "Pledge Agreement").

         4. ACCELERATION. All unpaid principal and late charges under this Note shall, at the Holder's election, be immediately due and payable upon the occurrence of any of the following events:

               4.1. If any amount due under this Note is not received by the Holder within fourteen (14) days after its due date.

               4.2. Any default occurs under the Pledge Agreement.

               4.3. The making by Maker of any general arrangement or assignment for the benefit of creditors; Maker's becoming bankrupt, insolvent or a "debtor" as defined in 11 U.S.C. Section 101, or any successor statute (unless, in the case of a petition filed against Maker, such petition is dismissed within thirty
(30) days after its original filing); the appointing of a trustee or receiver to take possession of substantially all of Maker's assets (unless possession is restored to Maker within thirty (30) days after such taking); or the attachment, execution or judicial seizure of substantially all of Maker's assets (unless such attachment, execution or judicial seizure is discharged within thirty (30) days after such attachment, execution or judicial seizure).

         5. NOTE WAIVERS. Maker waives presentment, demand, protest, notice of demand and dishonor.


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         6. COMMERCIAL PURPOSES. Maker acknowledges that the loan evidenced by this Note is being obtained for business or commercial purposes, the proceeds of which will not be used primarily for personal, family, household or agricultural purposes.

         7. GOVERNING LAW. This Note is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles.

         8. VENUE AND JURISDICTION. All actions and proceedings arising in connection with this Note must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Note for the purpose of adjudicating all matters arising out of or related to this Note. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Note.

         9. PARTIAL INVALIDITY. Each provision of this Note is valid and enforceable to the fullest extent permitted by law. If any provision of this Note (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Note, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

         10. FURTHER ASSURANCES. Each party to this Note shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Note.

         11. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Note.

         12. ATTORNEY'S FEES. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Note may recover from the unsuccessful party all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

         13. MODIFICATION. This Note may be modified only by a contract in writing executed by the party to this Note against whom enforcement of the modification is sought.

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         14. WAIVER. Any waiver of a default or provision under this Note must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Note. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

                                               /s/ Mary Nagle, Director
                                               ---------------------------------
                                                KIELDUFF INVESTMENTS LIMITED


  Witnessed by:

  /s/ David Kennelly
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